UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  March 16, 2009

WESTERN SIZZLIN CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25366	86-0723400
(Commission	(IRS Employer
File No.)	Identification Number)

416 South Jefferson Street, Suite 600

Roanoke, Virginia        24011

(Address of Principal Executive Offices)  (Zip Code)

(540) 345-3195

(Registrant’s Telephone Number Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4 (c))

Form 8-K

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 19, 2009, the Company entered into a written Employment Agreement with Robert Moore.  Mr. Moore is President and Chief Executive Officer of Western Sizzlin Corporation’s wholly-owned subsidiaries Western Sizzlin Stores, Inc., and Western Sizzlin Franchise Corporation.

The Agreement provides Mr. Moore with a minimum base salary of $250,000 per year.  He is eligible for bonus compensation equal to twenty percent (20%) of Cash Flows (as defined in the Agreement) in excess of $2.3 million annually as adjusted by a charge of 20% of any incremental investment of capital during each year.  He also receives a monthly car allowance of $1,500 per month and a housing allowance of $1,500 per month.  He is eligible for such other benefits as are offered other employees from time to time and will be reimbursed for out-of-pocket expenses pursuant to the Company’s existing policies.

The initial term of the Agreement expires on December 31, 2009, and it automatically renews for successive one-year renewal terms.  During any term the Agreement is terminable by either party on thirty (30) days prior written notice, automatically in the event of Mr. Moore’s death or disability, any time by mutual written agreement, or by the Company for cause (as defined in the Agreement).  In the event the Agreement is terminated by the Company without Cause, Mr. Moore is entitled to severance benefits equal to three (3) months’ salary during the Initial Term, six (6) months’ salary during the first renewal term, nine (9) months’ salary during the second renewal term and twelve (12) months’ salary if during a subsequent renewal term.  In the event of such termination he would also be offered continuing insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) and the Company will reimburse premiums paid by him for a period of three (3) months.

The Agreement also contains customary provisions concerning the protection of Company property and confidential information.  It also provides for periods of non-competition and non-solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN SIZZLIN CORPORATION

Date: March 19, 2009	By:	/s/ Robyn B. Mabe
Robyn B. Mabe
Vice President and Chief Financial Officer